Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Helix Energy Solutions Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	7,000,000 (1) (2)	10.33 (3)	72,310,000	$147.60 per $1,000,000,000	10,672.96
	Total Offering Amounts					$72,310,000		$10,672.96
	Total Fee Offsets							-
	Net Fee Due							$10,672.96

(1)
Represents newly registered shares of common stock, no par value (the “Common Stock”), of Helix Energy Solutions Group, Inc., issuable pursuant to the Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (As Amended and Restated Effective May 15, 2024) (the “Plan”).

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of Common Stock as may become available for issuance from time to time pursuant to the Plan as a result of stock splits, stock dividends or other similar transactions which result in an increase in the number of outstanding shares of Common Stock.

(3)
The registration fee with respect to the shares of Common Stock has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based on a price of $10.33 per share of Common Stock, which is the average of the daily high and low prices of the shares of Common Stock as reported on the New York Stock Exchange on June 7, 2024.